CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment Number 4 to Form S-1 of our report included herein dated March 18, 2008 (except for Note 1 dated June 18, 2008) with respect to the balance sheets of Benda Pharmaceutical, Inc. as of December 31, 2007 and 2006 and the related statements of operations, stockholder’s equity and cash flows for each of the years in the two year period ended December 31, 2007. We also consent to the reference of our Firm under the caption “Experts” in such Registration Statement and related prospectus.

Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: June 24, 2008